SEPARATION AGREEMENT

This Separation Agreement is made and entered into this 31 day of July, 2002 by and between H. Paul Lowber ("Lowber") and SAFECO Corporation (the "Company").

                                    RECITALS

A. Lowber is employed as a Vice President, Controller and Principal Accounting Officer of the Company.

B. This Agreement sets forth the complete understanding between Lowber and the Company regarding Lowber's resignation as an officer of the Company and its affiliates effective July 8, 2002 and his resignation as an employee effective December 31, 2002, and the commitments and obligations arising out of the termination of the employment relationship between Lowber and the Company.

                                    AGREEMENT

1.       Continued Employment.

     1.1 Employment Transition Period. Under the terms and subject to the conditions of this Agreement, Lowber's employment status with the Company shall continue through December 31, 2002. During the period from and after July 22, 2002 Lowber shall not be required to report regularly to the Company for any work and shall be considered an "employee" of the Company for the limited purposes of the employee benefit plan coverages available to employees of the Company and under the SAFECO Incentive Stock Option Plan of 1987 and the SAFECO Long-Term Incentive Plan of 1997.

     1.2 Group Benefits Coverage. The Company shall continue to provide coverage under any group benefits plan under which Lowber and/or his dependents were covered on the date hereof, through and including December 31, 2002. Lowber shall be responsible to pay any amounts chargeable as "employee premium contribution" amounts with respect to any such coverage. From and after January 1, 2003, the Company shall provide Lowber and/or his dependents with such benefits continuation or conversion coverage as may be available or required under the terms of the Company's benefits plans or policies, or required under the group health plan provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (COBRA), or other applicable federal or state law.

     1.3 Payment for Accrued Sick Leave and Vacation Units. On or before January 15, 2003, the Company shall pay Lowber for any vested sick leave units and vacation pay accrued but unused at December 31, 2002, but only to the extent compensable under the Company's normal sick leave and vacation policies and procedures.

     1.4 Reimbursement for Expenses Incurred. The Company shall reimburse Lowber for reasonable and necessary business expenses incurred by him on or before July 22, 2002, but not submitted for reimbursement at such date, to the extent reimbursable under the Company's normal expense reimbursement policies and procedures and submitted for payment by July 31, 2002.

     1.5 Stock Options and Restricted Stock Rights. Lowber acknowledges and agrees that as a consequence of his SAFECO employment ending on December 31, 2002, and pursuant to the terms of each stock option for SAFECO Corporation common stock ("Stock Option") that has been granted to him under either the SAFECO Incentive Plan of 1987 or the SAFECO Long-Term Incentive Plan of 1997, he will have through March 31, 2003 or, if sooner, the stated term of any stock option, to exercise each Stock Option to the extent each Stock Option was vested on December 31, 2002, and after March 31, 2003 he will lose all rights under each such Stock Option. Contingent upon Lowber's execution of this Agreement and the expiration of the Revocation Period stated in Section 13.3 of this Agreement, the Company shall agree to vest each of Lowber's outstanding unvested stock options such that each such stock option shall be fully vested, fully exercisable, and wholly non-forfeitable as of December 31, 2002 and to agree to amend the terms of all Company unvested stock options that have been granted to Lowber to so provide. Lowber acknowledges and agrees that pursuant to the terms of each restricted stock right granted to him under the SAFECO Long-Term Incentive Plan of 1997 shall expire as of December 31, 2002 and that he shall not be entitled to any payment as respects any RSR that remains unvested at such date.

2.       Payments; Contributions.

     2.1 Severance and Release Payments. As compensation to Lowber, and in consideration of his resignation as an employee and resignation as an officer of the Company and its affiliates, his release granted in Section 5 and other agreements made herein, in addition to the benefits provided under Section 1 above and the further consideration provided under Section 3 below, the Company agrees to pay Lowber a total sum of $95,000.00 plus an amount equal to 1,235 multiplied by the closing price of SAFECO common stock on December 31, 2002 ("Calculated Amount") in severance and release payments as follows:

     (a) $70,000.00 of such amount shall be allocated and paid as severance benefits ("Severance Pay") for lost wages. All Severance Pay shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. The Severance Pay shall be paid in two equal semi-monthly installment payments of $35,000.00 each, made on the Company's normal payroll dates beginning January 15, 2003 and ending January 31, 2003.

     (b) $25,000.00 of such amount shall be allocated and paid as consideration for Lowber's release of claims as set forth in Section 5 of this Agreement (the "Release Payment") and shall be paid on or about January 15, 2003. The Release Payment shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. Lowber and the Company agree that the Release Payment represents sufficient consideration for the potential claims being released.

     (c) The Calculated Amount shall be allocated and paid as consideration in consideration of the agreements stated in Section 8 and shall be paid on January 15, 2003. The Calculated Amount payment shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law.

     2.2 Benefit Plan Contributions. Lowber shall continue to be eligible as an "employee" of the Company through December 31, 2002 for employer contributions paid under the Company's employee benefit plans. Lowber shall be eligible to participate in and shall receive pro rata contributions to the SAFECO 401(k)/Profit Sharing Retirement Plan, as the same may be available to other employees of the Company. Lowber acknowledges that any employer contributions to, or interest or other income credited to, any of the SAFECO 401(k)/Profit Sharing Retirement Plan or SAFECO Employees' Cash Balance Plan shall be additional compensation to him in excess of the total Severance Pay amount described above.

3. Further Consideration. As further consideration to Lowber for the release granted under Section 5 of this Agreement, the Company agrees to provide Lowber the following:

     3.1 Outplacement Services. The Company agrees to provide Lowber up to six months' outplacement services through either Lee Hecht Harrison or David Nelson Associates, as Lowber chooses, at the Company's expense.

     3.2 Attorney's Fees. The Company agrees to pay up to $500 of the attorney's fees incurred by Lowber for a review of this Agreement.

     3.3 COBRA Benefit. The Company agrees to pay on Lowber's behalf the full cost plus the administrative fee for the first six (6) months that Lowber receives coverage under applicable group benefit plans provided that the Company receives notice from Lowber of his decision to continue coverage under COBRA within 60 days of Lowber's termination date.

4.       Resignation.

     4.1 Resignation. In consideration of the payments and other compensation described above, Lowber tenders his resignation as an officer of the Company and its affiliates effective July 8, 2002, and agrees that his employment shall terminate December 31, 2002.

     4.2 No Authority To Act. From and after July 8, 2002, Lowber shall neither have authority to bind the Company to any contract or agreement, nor to act on behalf of the Company. The Company shall have no obligation to reimburse Lowber for any expenses incurred by him on or after July 22, 2002, except as expressly stated in this Agreement.

     4.3 Return of Materials. By July 31, 2002, Lowber shall return all equipment, devices and materials, including but not limited to any and all documents (whether existing in paper or electronic/digital media), compilations of data, files, manuals, letters, notebooks, reports, diskettes and all other materials and records of any kind, and any copies or other reproductions thereof, owned by the Company or its affiliates and used by Lowber in the course of his employment.

5.       Release and Settlement.

     5.1 Release Payment. For the purposes of this Agreement "Release Payment" means the payment by the Company of the amounts referenced in paragraph 2.1(b) above.

     5.2 Release. In consideration of the Company's delivery of the Release Payment to Lowber under the terms of this Agreement, Lowber hereby releases the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action of any kind or nature whatsoever which Lowber may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the Claims described in paragraph 5.3 below. However, nothing in this Separation Agreement shall create or imply any waiver by Lowber of any claims (a) with respect to his entitlement to compensation for vested benefits arising under any Company pension, retirement or welfare benefit plan, program or agreement, in accordance with the terms and conditions of such plans, (b) arising under any insurance or investor account or similar client relationship, (c) with respect to any breach by the Company of its obligations under this Agreement, all of which rights shall be preserved and unaffected by this release, or (d) with respect to indemnification by the Company, to the extent that such indemnification rights may arise or be provided under the Company's articles of incorporation or bylaws, in connection with Lowber's official actions (or omissions) on behalf of the Company during the period he served as an officer of the Company.

     5.3 The Claims. For the purposes of this Agreement, "Claims" shall mean and include claims with respect to any of the following: (i) breach of contract;
(ii) discrimination, retaliation, or constructive or wrongful discharge; (iii) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (iv) claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Equal Pay Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; (v) attorneys' fees; and (vi) any other claim arising from or relating to Lowber's employment with the Company and/or his separation from service, including claims with respect to the Severance Agreement dated November 7, 2001, which the Parties agree is terminated by mutual consent as of the date of the expiration of the seven day revocation period described in Section 13.3 of this Agreement; provided, however, that the term "Claims" shall not include any claims reserved by Lowber pursuant to
Section 5.2 of this Agreement.

     5.4 Consideration for Release. The Company represents, and Lowber acknowledges, that the Release Payment and the further consideration described in Section 3 exceed any amount the Company may arguably be required to pay under any agreement or arrangement to which Lowber is a party or under which he claims some benefit, or under the standard policies and procedures of the Company, and represents valuable consideration to him for the release of his ADEA and other claims described above.

6.       Confidential Information.

     6.1 Possession of Non-Public Information. Lowber recognizes that by virtue of his employment by the Company, Lowber has acquired significant non-public information with respect to the Company and its affiliated companies, and their operations (the "Confidential Information"). Lowber recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which were essential to the performance of Lowber's duties during his employment.

     6.2 Non-Disclosure. Lowber agrees to hold the Confidential Information in trust and confidence. Lowber agrees not to (i) directly or indirectly make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of the Company, except and to the extent Lowber may be required to disclose by lawful order or process of a court (in which event Lowber will provide reasonable advance notice of such disclosure to the Company and will cooperate with the Company's efforts to obtain protective treatment for such information).

     6.3 Materials. Unless the Company otherwise agrees, Lowber shall not remove from the Company's premises or possession any documents, compilations of data or other files or records of any nature, or any copy or reproduction thereof, that contain Confidential Information or that belong to the Company.

7. No Admission. Lowber understands and acknowledges that neither the Release Payment nor the execution and delivery of this Agreement by the Company constitutes an admission by the Company to (i) any breach of an agreement with Lowber, (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing.

8. No Competing Employment; No Solicitation of Employees; Non-Disparagement.

     8.1 No Competing Employment. Lowber agrees that until July 1, 2003, without the prior written consent of the chief executive officer of the Company, he shall not work for, or consult with any person or entity that competes directly and materially with the Company.

     8.2 No Solicitation of Employees. Lowber agrees that until July 1,
2003, without the prior written consent of the chief executive officer of the Company, he shall not solicit, directly or indirectly, any individual who he knows is then an employee of the Company or any of its affiliates to leave such employment and/or to become an employee, officer or consultant of or to any other enterprise. Anything to the contrary notwithstanding, the Company agrees that neither (a) Lowber's responding to an unsolicited request from an employee of the Company or any of its affiliates nor (b) Lowber responding to an unsolicited request for an employment reference regarding an employee of the Company or any of its affiliates from such employee, or from a third party, by providing a reference setting forth his personal views about such employee, shall be deemed a violation of this Section 8.2.

     8.3 Non-Disparagement. Lowber agrees that he shall not make any statement that is intended to criticize or disparage the Company, its affiliates or any of its or their directors, officers or employees. This Section 8.3 shall not be construed to prohibit Lowber from responding publicly to incorrect public statements or from making truthful statements when required by law or order of a court or other person or body having jurisdiction.

9.       Legal Action.

     9.1 No Action on Released Claims. Lowber agrees not to sue or pursue any court or administrative action against the Company or any of its affiliates, or any of their employees, agents, officers, directors or shareholders, regarding any Claims released herein or otherwise arising from Lowber's employment with the Company or his separation from service, except with respect to any breach by the Company of its obligations under this Agreement.

     9.2 Liability for Defense Costs. If, notwithstanding this Agreement,
Lowber should file any lawsuit or other proceeding based on legal claims that Lowber has released herein, Lowber agrees that he will pay or reimburse the Company for all reasonable costs which it, or its employees, agents, officers or directors, incur in defending against Lowber's claims. This paragraph shall not apply to any claimed breach by the Company of any of the terms or conditions of this Agreement.

10.      Arbitration.

     10.1 Notice and Selection of Arbitrator. The parties agree that any dispute arising under this Agreement, other than an action by the Company to seek injunctive relief against breaches of Sections 6 or 8 of this Agreement, shall be submitted to arbitration in Seattle, Washington, before a disinterested arbitrator. Arbitration shall be commenced by service on the other party to the dispute by a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner. The other party shall within thirty (30) days following receipt of such notice either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party. If the parties are unable to select an arbitrator from those proposed, or, if they are unable to select a third arbitrator, an arbitrator shall be chosen impartially by the American Arbitration Association.

     10.2 Rules of Proceeding. Arbitration proceedings shall be conducted under the commercial rules then prevailing of the American Arbitration Association. The arbitrator shall not be bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable business person would take into account in decision-making.

     10.3 Decision Final and Binding. The decision of the arbitrator shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

     10.4 Expenses. Each party shall share equally the expenses of the arbitrator and other arbitration expenses. Attorney fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not "arbitration expenses" and shall be paid by the party incurring them.

11.      Agreement Confidential.

     11.1 Terms of Agreement. Lowber and the Company agree that neither of them shall publicize the existence of this Agreement or its terms, including but not limited to the amount of the Severance Pay or the Release Payment, except under compulsion of law or as required under the rules and regulations of the Securities and Exchange Commission ("SEC"). Lowber acknowledges that a copy of this Agreement will be filed as an exhibit to a filing made by the Company with the SEC. Further, the parties agree that they shall not discuss with or make to the public at large or to any individual person or persons any statements with regard to this Agreement, or matters relating to its terms. Notwithstanding the provisions of this paragraph 11.1, the parties may discuss the existence and terms of this Agreement with their respective attorneys, accountants and financial advisors to the extent necessary to obtain their counsel and advice. Lowber may also disclose the terms of this Agreement in confidence to his spouse and may discuss the Agreement in confidence with any prospective employer.

     11.2 Employment References. In the event a prospective employer contacts the Company for an employment reference with respect to Lowber, the Company shall not provide any information relating to Lowber or his employment history or performance with the Company except for Lowber's dates of employment and title and salary at December 31, 2002.

12. Costs. Except for the Company's agreement to pay a portion of Lowber's attorney's fees, as stated and limited in paragraph 3.2, each party shall bear its own costs and expenses incurred in connection with the negotiation of this Agreement and the preparation of this Agreement.

13.      Acknowledgment.

     13.1 Informed Agreement. Lowber declares that he has read and fully understands the terms of this Agreement, and its significance and consequence. Lowber further declares that this Agreement is the product of good faith negotiations between himself and the Company, and that he voluntarily accepts the same for the purpose of resolving arrangements with respect to his separation from service. Lowber understands and acknowledges that, except as specifically reserved herein, in exchange for the Release Payment he is waiving and giving up every possible claim arising out of his employment with the Company and/or his separation from service.

     13.2 Attorney. Lowber acknowledges that the Company has advised him to review the terms of this Agreement with an attorney of his own choosing and that he has done so or knowingly waived his right to do so.

     13.3 Review and Revocation Periods. Lowber acknowledges that the Company has given him at least 21 days during which to consider this Agreement prior to signing, and understands that he has seven days after signing in which he may revoke this Agreement. This Agreement shall not become effective or enforceable until such seven-day period has expired. Lowber understands that he may revoke this Agreement by delivering a written notice to Allie Mysliwy at 4333 Brooklyn Avenue N.E., SAFECO Plaza, Seattle, WA 98185, no later than the close of business on the seventh day after he signs this Agreement. Lowber understands and acknowledges that if he revokes this Agreement it will not be effective or enforceable and he will not receive the payments described herein.

14. Entire Agreement. This is the entire agreement between Lowber and the Company. Neither the Company nor any affiliate has made any promises to Lowber other than those included within this Agreement.

15. Governing Law. The parties acknowledge that this Settlement Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington.


/s/ Paul Lowber
H. Paul Lowber

SAFECO Corporation

By /s/ Michael McGavick
     Michael S. McGavick, President